Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271970 on Form S-3 and Registration Statement Nos. 333-257507, 333-265942, 333-273092, 333-280639, and 333-288569 on Form S-8 of our reports dated August 20, 2025, relating to the financial statements of Intapp, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ Deloitte & Touche LLP

San Jose, California
August 20, 2025